Exhibit 99.1

Badger Meter Reports Increased Sales and Earnings for 2003

    MILWAUKEE--(BUSINESS WIRE)--Feb. 5, 2004--Badger Meter, Inc. (AMEX:BMI) today reported increased sales and earnings for the fourth quarter and year ended December 31, 2003.
    Net sales increased 10.0% to $183,989,000 in 2003, from sales of $167,317,000 in 2002. Two acquisitions completed in the second quarter of 2002 contributed $21,687,000 to net sales in 2003 compared to $11,047,000 in 2002. Earnings before income taxes increased 16.8% to $13,351,000, compared to $11,437,000 in 2002. However, due primarily to foreign operating losses for which the company recorded no tax benefit, net earnings increased only 4.2% to $7,577,000 or $2.30 per diluted share in 2003, compared to earnings of $7,271,000 or $2.20 per diluted share in 2002.
    For the fourth quarter of 2003, net sales were $48,285,000, a 19.8% increase from sales of $40,325,000 for the same period in 2002. Earnings before income taxes increased 104.2% to $3,713,000 from $1,819,000 in 2002. Net earnings were $1,621,000 or $0.48 per diluted share in the fourth quarter of 2003, a 56.4% increase from earnings of $1,037,000 or $0.31 per diluted share for the fourth quarter of 2002.
    "We continued to build momentum in 2003. Sales increased in both the utility and industrial markets and we overcame the challenges of a soft first quarter to achieve increased earnings for the year," said Richard A. Meeusen, president and chief executive officer of Badger Meter.
    Meeusen said the higher sales of products for the residential water utility market included sales of the company's new proprietary Orion(R) automatic meter reading (AMR) system, along with increased sales of meters for AMR systems supplied by Itron, Inc. and commercial water meters.
    Sales to the company's industrial markets, which had been impacted by the sluggish economy, improved for the first time in several years. The modest improvement in industrial sales was driven primarily by higher sales of automotive fluid meters and systems, electromagnetic flow meters and impeller flow meters. In addition, the company benefited from a full year of sales from the two acquisitions that were completed in mid-2002.
    "Our earnings in 2003 benefited from a mix of increased sales of higher-priced AMR products and decreased sales of lower-margin local-read meters, ongoing cost containment, reduced interest expense and a decrease in expenditures for outside research and engineering services following the introduction of several new products during the year. Net earnings also benefited from currency translation gains primarily related to the strength of the euro, somewhat offset by the impact of the stronger euro on foreign purchases and operations," said Meeusen.
    "Our overall earnings improvement in 2003 was negatively impacted by foreign operating losses related to our operations in France which caused us to increase our foreign tax reserves. Our French operations have been negatively affected by the struggling French economy. We have taken a number of corrective actions to improve profitability at this facility, including reductions in staffing and operating expenses. We believe these steps position this business for improved performance in the future," said Meeusen.
    He said other actions taken during the year to enhance the company's manufacturing capabilities include the transfer of the impeller metering technology acquired through the acquisition of Data Industrial in 2002 to the company's facility in Tulsa, Oklahoma, to better utilize existing capacity and reduce costs. In addition, the company's facilities in the Czech Republic and Mexico were expanded to accommodate increasing sales, and manufacturing improvements were made in the Milwaukee facility.
    "We maintained our strong financial position in 2003, continuing to generate cash from operations. In addition, our debt as a percent of total capitalization decreased from 45.0% at December 31, 2002, to 37.9% at December 31, 2003," said Meeusen.
    "We continue to invest in internal research and development, with an emphasis on expanding our product line to meet the needs of market segments we have not served in the past. A broad base of water utility customers has purchased our new Orion AMR system for pilot testing, which provides the potential for additional sales in the future. Our new Absolute Digital Encoder (ADE(TM)), also introduced in 2003, adds an additional meter register technology to our portfolio.
    "In January 2004, we introduced a new version of our Radio Frequency Oil Management System to customers both in Europe and in the United States, and later in 2004, we plan to introduce Galaxy(R), our new proprietary fixed-base AMR system," said Meeusen.
    "With an expanded product line and our ongoing focus on controlling expenses and maintaining high levels of quality and customer satisfaction, we believe we are well positioned for continued progress in the years ahead," he added.

    Badger Meter is a leading marketer and manufacturer of flow measurement and control technology, developed both internally and with other companies, as well as the leader in providing digital connectivity to leading AMR technologies. Its products are used to measure and control the flow of liquids in a variety of applications.

    Certain statements contained in this document, as well as other information provided from time to time by the Company or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words "anticipate," "believe," "estimate," "expect," "think," "should" and "objective" or similar expressions are intended to identify forward looking statements. The forward looking statements are based on the Company's then current views and assumptions and involve risks and uncertainties that include, among other things:

    -- the continued shift in the Company's business from lower cost, local-read meters towards more expensive, value-added automated meter reading (AMR) systems

    -- the success or failure of new Company products, including the Orion radio frequency drive-by AMR meter, the advanced digital encoder (ADE) and the proposed Galaxy fixed base AMR system

    -- changes in competitive pricing and bids in the marketplace, and particularly continued intense price competition on government bid contracts for lower cost, local read meters

    --  the actions (or lack thereof) of the Company's competitors

    -- the Company's relationships with its alliance partners, particularly its alliance partners that provide AMR connectivity solutions

    -- the general health of the United States economy, particularly including housing starts and the overall industrial activity

    -- changes in foreign economic conditions, including currency fluctuations such as the recent increase in the Euro vis-a-vis the United States dollar

    -- changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for AMR products

    -- increases in the cost and/or availability of needed raw materials and parts, including recent increases in the cost of brass housings as a result of increases in the commodity prices for copper and zinc at the supplier level.

    Some or all of these factors are beyond the Company's control. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company undertakes no obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.



                Badger Meter company news is available
        24 hours a day, on-line at: http://www.badgermeter.com.



                          BADGER METER, INC.
                 CONSOLIDATED STATEMENT OF OPERATIONS


                   Twelve Months Ended December 31,

                                               2003            2002
                                              ------          ------
Net sales                                  $183,989,000   $167,317,000
Gross margin                                $60,519,000    $56,000,000
Earnings before income taxes                $13,351,000    $11,437,000
Provision for income taxes                   $5,774,000     $4,166,000
Net earnings                                 $7,577,000     $7,271,000
Earnings per share:
     Basic                                        $2.35          $2.30
     Diluted                                      $2.30          $2.20
Shares used in computation of:
     Basic                                    3,224,484      3,164,823
     Diluted                                  3,298,896      3,304,758


                   Three Months Ended December 31,

                                               2003            2002
                                              ------          ------
Net sales                                   $48,285,000    $40,325,000
Gross margin                                $15,455,000    $12,755,000
Earnings before income taxes                 $3,713,000     $1,819,000
Provision for income taxes                   $2,092,000       $782,000
Net earnings                                 $1,621,000     $1,037,000
Earnings per share:
     Basic                                        $0.50          $0.33
     Diluted                                      $0.48          $0.31
Shares used in computation of:
     Basic                                    3,253,900      3,183,651
     Diluted                                  3,365,415      3,351,632


                          BADGER METER, INC.
                CONSOLIDATED CONDENSED BALANCE SHEETS



           Assets                          December 31     December 31
          --------                             2003            2002
                                              ------          ------
Cash                                     $    2,089,000  $   3,779,000
Receivables                                  26,304,000     22,139,000
Inventories                                  29,654,000     25,182,000
Other current assets                          4,951,000      4,280,000
                                             ----------     ----------
         Total current assets                62,998,000     55,380,000

Net property, plant and equipment            42,838,000     43,468,000
Prepaid pension                              16,236,000     17,454,000
Other long-term assets                        4,690,000      4,464,000
Goodwill                                      7,089,000      5,697,000
                                             ----------     ----------
         Total assets                    $  133,851,000  $ 126,463,000
                                         ==============  =============


    Liabilities and Shareholders' Equity
    ------------------------------------

Short-term debt and current
 portion long-term debt                  $    9,188,000  $  26,334,000
Payables                                     14,895,000     11,040,000
Accrued compensation and employee benefits    6,619,000      6,017,000
Warranty and other liabilities                6,350,000      5,164,000
                                             ----------     ----------
   Total current liabilities                 37,052,000     48,555,000

Deferred income taxes                         5,699,000      4,710,000
Long-term employee benefits                  11,479,000     12,057,000
Long-term debt                               24,450,000     13,046,000
Shareholders' equity                         55,171,000     48,095,000
                                             ----------     ----------
   Total liabilities and
    shareholders' equity                  $ 133,851,000  $ 126,463,000
                                         ==============  =============

    CONTACT: Badger Meter, Inc.
             Joan C. Zimmer, 414-371-5702